Exhibit 99.1

NEWS RELEASE
For Immediate Release
Media Contact:
Bob Williams
828-454-0687
willib@BlueRidgePaper.com

BLUE RIDGE PAPER PRODUCTS TO BE ACQUIRED BY THE RANK GROUP

Canton, NC (June 14, 2007) — Blue Ridge Paper Products Inc. (“Blue Ridge”), a vertically integrated manufacturer of specialty paperboard packaging products and a broad range of specialty and commodity grades of paperboard and paper products, announced today that its parent company, Blue Ridge Holding Corp. (“Blue Ridge Holding”), has entered into a definitive merger agreement to be acquired by Rank Group Limited for an aggregate consideration of $338 million, subject to certain adjustments.

A majority of the common stock of Blue Ridge Holding is held by KPS Capital Partners, which formed the company in 1999 when an affiliate purchased the assets of the “Canton System” from Champion International.  Approximately 39% of the common stock of Blue Ridge Holding is owned by an Employee Stock Ownership Plan (“ESOP”) for the benefit of certain Blue Ridge employees.  Rank Group Limited is the owner of the Carter Holt Harvey Ltd. group of companies, headquartered in New Zealand, and Evergreen Packaging Inc.

The merger has received the required approval of the holders of a majority of the common stock of Blue Ridge Holding.  Completion of the transaction is subject to customary closing conditions, including the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements relating to the affect on Blue Ridge’s business or prospects for success if the transaction is or is not consummated and other statements, which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Blue Ridge believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the ability to obtain governmental approvals of the merger on the proposed terms and without extended delay, disruption from the merger impacting negatively relationships with customers, employees or suppliers, the fact that the transaction may not be completed and other risks disclosed in Blue Ridge’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR.